Exhibit 10.38
ASPREVA PHARMACEUTICALS

Personal & Confidential

24, September, 2007

Dr. Usman Azam
3622 Green ridge Road
Furlong, Pennsylvania, 18925, USA

Dear Oz,

This will serve to confirm our recent discussions to amend your employment agreement dated January 6, 2007, to reflect our mutual agreement for your work location to now be based in Basking Ridge, New Jersey. This change will be effective October 1, 2007.  This letter (the “Addendum”) sets forth the substance of the changes to the letter agreement and between you and Aspreva Pharmaceuticals Corporation (the “Corporation”) dated 6, January, 2007 (the “Employment Agreement”), between you and the Corporation and to Schedules A (“Confidentiality Agreement”) and B (“Change in Control Agreement” ) thereto (collectively the “Schedules”).  All Capitalized Terms not defined in this Addendum that are defined in the Employment Agreement or the Schedules, shall have the same meaning as defined in the Employment Agreement and/or the Schedules as the context requires.

The Employment Agreement is amended as follows:

1.           Since you are not relocating to Victoria, Canada, you are no longer eligible for any relocation assistance or tax assistance pursuant to Section 2(i) (ii) and (iii), Section 6(b) or Section 10 of the Employment Agreement.

2.           The benefits referenced in Section 6(a) of the Employment Agreement will be those benefits offered to United States based employees for which you are eligible.

3.           Section 13(b) will be applicable only to the extent benefit continuation is permitted by the terms of the United States benefit plans in which you participate and applicable U.S. law.

4.           Section 26 is amended as to read as follows: This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey and applicable laws of the United States and the parties hereto agree to the exclusive jurisdiction of the state and federal courts of New Jersey; provided, however that the reference to “just cause at common law” in Section 15(e) shall refer to the common law of the Province of British Columbia and of Canada.

5.           The reference to “Schedule A” in Section 18 shall refer to Schedule A as amended by this Addendum.

The Confidentiality Agreement shall be amended as follows:

6.           The reference to “Moral Rights” in Section 4.3 shall be amended to include Moral Rights under both United States and Canadian copyright law.

7.           Section 5.13 shall be amended to read as follows:  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey and applicable laws of the United States and the parties hereto agree to the exclusive jurisdiction of the state and federal courts of New Jersey.

The Change in Control Agreement is amended as follows:

8.           The definition of Good Reason in Section 2 is amended to read as follows:

“Good Reason” shall mean the occurrence of one or more of the following events, all of which for purposes of this provision shall constitute a material breach of the Employment Agreement between you and the Corporation, without your express written consent, within 12 months of Change in Control:

a material change in your status, position, authority or responsibilities that does not represent a promotion from or represents an adverse change from your status, position, authority or responsibilities in effect immediately prior to the Change in Control;

a material reduction by the Corporation, in the aggregate, in your Base Salary, or incentive, retirement, health benefits, bonus or other compensation plans provided to you immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

a failure by the Corporation to continue in effect any other compensation plan in which you participated immediately prior to the Change in Control (except for reasons of non-insurability), including but not limited to, incentive, retirement and health benefits, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

any request by the Corporation or any affiliate of the Corporation that you participate in an unlawful act; or

any purported termination of your employment by the Corporation after a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of clause (i) below and for the purposes of this Agreement, no such purported termination shall be effective.

“Notice of Termination” shall mean a notice, in writing, communicated to the other party in accordance with Section (6) below, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.  Notice of Termination must be given by you within sixty (60) days of the occurrence of Good Reason.  Following your notice, the Corporation shall have thirty (30) days to cure the circumstances constituting Good Reason.  In the absence of cure, your resignation shall take effect thirty (30) days following your notice.

9.           Section 4 is amended to clarify that the compensation for which you are eligible pursuant to that Section is in lieu of, and not in addition to, any compensation for which you are otherwise eligible pursuant to the Employment Agreement.

10.           Section 8 is amended as follows:  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey and applicable laws of the United States and the parties hereto agree to the exclusive jurisdiction of the state and federal courts of New Jersey.

Other than as set provided in this Addendum, the Employment Agreement and the Schedules will otherwise remain in full force and effect.  This Addendum may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Corporation.  This Addendum will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Corporation, their heirs, successors and assigns.  If any provision of this Addendum is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Addendum or of the Employment Agreement and the Schedules and the provision in question will be modified by the court so as to be rendered enforceable.  This Addendum will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New Jersey as applied to contracts made and to be performed entirely within New Jersey.

If you accept and agree to the foregoing, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated below and by returning it to us.

Yours truly,

ASPREVA PHARMACEUTICALS CORPORATION

By:	/s/ J. William Freytag
J. William Freytag

Accepted and agreed to by Usman Azam as of the 24th September, 2007

/s/ Usman Azam

Dr. Usman Azam